AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999
                                                     REGISTRATION NO. 333-78695
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                    ---------
                             WESTPOINT STEVENS INC.
             (Exact Name of Registrant as Specified in its Charter)


                  DELAWARE                                   2200                                   36-3498354
       (State or Other Jurisdiction of           (Primary Standard Industrial          (I.R.S. Employer Identification No.)
       Incorporation or Organization)               Classification Number)

                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CHRISTOPHER N. ZODROW
                          VICE PRESIDENT AND SECRETARY
                             WESTPOINT STEVENS INC.
                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000
                     (NAME AND ADDRESS, INCLUDING ZIP CODE,
        AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                    Please send copies of communications to:

                             HOWARD CHATZINOFF, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. |_|

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. |X|

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_| _______________

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. |_| _______________

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


#526568 v2

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION DATED MAY 28, 1998

                                1,164,667 Shares


                             WESTPOINT STEVENS INC.


                                  Common Stock


     We are offering 1,164,667 shares of our common stock. Selling stockholders identified in this prospectus are offering all of the shares from time to time:


      o in an underwritten public offering in which one or more underwriters participate;

      o     ordinary brokerage transactions;

      o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

      o     in "block" sale transactions;

      o     in privately negotiated transactions; or

      o     in a combination of these methods of sale.

     We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of the shares may be considered "underwriters" within the meaning of the Securities Act of 1933, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.


     The common stock is traded on the Nasdaq National Market under the symbol "WPSN." On May 27, 1999, the last sale price of the common stock was $31.4375 per share.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Consider carefully the "Risk Factors" beginning on page 4 of this prospectus.

                             ----------------------

                          Prospectus dated May , 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements and other information we file with the Commission at its public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may also obtain information about us from the following regional offices of the Commission: 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained at prescribed rates. You may obtain information regarding the operation of the public reference rooms at 1-800-SEC-0330. Our filings with the Commission are also available on the Commission's home page on the Internet at http://www.sec.gov. Our common stock is listed on the NASDAQ National Market, and reports, proxy statements and other information can be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington D.C. 20006-1506.

     We have filed with the Commission a registration statement on Form S-3. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each of those statements is considered to be qualified in its entirety to that reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the Commission:

      (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

      (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

      (iii) the description of our common stock contained in our registration statement on Form 10, filed with the Commission on July 1, 1993, and the amendment to the registration statement on Form 10/A filed on June 2, 1994, including any other amendment or report filed for the purpose of updating that description

     We incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833, Attention: Secretary, telephone number (706) 645-4000.

                           FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Those statements are subject to the safe harbor created by that Act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in those discussions. Additional information on the risk factors which could affect our financial results is included in this prospectus and in other documents incorporated by reference in this prospectus.

                                   WHO WE ARE

     We manufacture, market and distribute bed and bath home fashions products directly and indirectly through our subsidiaries. We manufacture and market home fashions products for distribution to chain and department stores, mass merchants and specialty stores. We manufacture and market these products under our own trademarks and under various licensing agreements.

     We estimate that we have the largest market share, approximately 36%, in the domestic sheet and pillowcase market and the largest market share, approximately 43%, in the domestic bath towel market. We calculate these estimates based on United States government data, specifically the United States Census Bureau Current Industrial Report dated February 8, 1999, publicly available information about our competitors and information in trade publications. In addition, according to United States government data, each of these markets had over $1 billion in annual sales during each of the past five years.

     We manufacture and market a broad range of bed and bath products, including:

      o     decorative sheets and towels,
      o     designer sheets and accessories,
      o     blankets,
      o     private label sheets and towels,
      o     bedskirts, bedspreads, comforters and duvet covers,
      o     drapes and valances,
      o     throw pillows, bed pillows and mattress pads, and
      o     shower curtains and table covers.

     These products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton and cotton blends. They are available in a wide assortment of colors and patterns. We have positioned ourselves as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points. This product and price point breadth allows us to provide a comprehensive product offering for each major distribution channel.

     We market our products under well-known and firmly established trademarks, brand names and private labels. We use these trademarks, brand names and private labels as merchandising tools to assist our customers in coordinating their product offerings and differentiating their products from those of their competitors. Our home fashions trademarks include ATELIER MARTEX(R) , MARTEX(R) , UTICA(R), STEVENS(R), LADY PEPPERELL(R) AND VELLUX(R). In addition, we manufacture and sell home fashion products under licensing agreements using designer names that include, among others, Ralph Lauren Home Collection, Sanderson, Larry Laslo, Joe Boxer, Glynda Turley, Designers Guild, Esprit and Star Wars.

     For a more detailed description of our business, please refer to our Form 10-K.

     We are a Delaware corporation with our principal executive offices located at 507 West Tenth Street, West Point, Georgia 31833. Our telephone number at that address is (706) 645-4000.

                                  RISK FACTORS

     An investment in our common stock involves risks. You should read and carefully consider the following risk factors in addition to all other information in this prospectus before making an investment in the common stock.


WE ARE SUBSTANTIALLY LEVERAGED, WHICH COULD REDUCE OUR  CASH FLOWS.

     We are substantially leveraged. This could have important consequences to you, including without limitation, the following:

         (1) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be restricted;

         (2) a significant portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness, which will reduce the funds available to us for our operations;

         (3) our bank borrowings are, and will continue to be, at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and

         (4) our indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on our company.

     The degree to which we are leveraged could also affect our ability to compete effectively and could limit our business opportunities. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to refinance or restructure our indebtedness.

     We currently have significant annual cash interest expense in connection with our obligations under our long-term indebtedness. At March 31, 1999, we had total long-term indebtedness of $1,275 million and a ratio of total long-term indebtedness to total capitalization of 1.64 to 1.00.


OUR DEBT INSTRUMENTS IMPOSE OPERATING AND FINANCIAL RESTRICTIONS ON OUR COMPANY THAT COULD LIMIT OUR ABILITY TO RESPOND TO CHANGING ECONOMIC OR BUSINESS CONDITIONS.

     Our senior credit facility and our indentures relating to our public indebtedness impose operating and financial restrictions on our company and our subsidiaries. These restrictions, combined with our substantially leveraged position, could limit our ability to respond to changing business or economic conditions or adverse developments affecting our operating results. These restrictions include, without limitation, limitations on indebtedness, liens, sale/leaseback transactions, asset sales, transactions with affiliates, operating leases, acquisitions and investments. In addition, we are required under our senior credit facility to maintain specified financial ratios and levels, including a minimum consolidated net worth (as defined in our senior credit facility), current ratio and ratio of EBITDA to interest expense.


THE HOME FASHIONS INDUSTRY IS CYCLICAL AND SEASONAL.

     The home fashions industry is both cyclical and seasonal, which affects our performance. Traditionally, the home fashions industry is seasonal, with peak sales seasons in the summer and fall. In response to this seasonality, we increase our inventory levels during the first six months of the year to meet customer demands for the peak summer and fall seasons. In addition, the home fashions industry is traditionally cyclical and our performance may be negatively affected by downturns in consumer spending.

SIX OF OUR CUSTOMERS ACCOUNT FOR MORE THAN HALF OF OUR NET SALES. THE LOSS OF ANY OF OUR LARGE CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Our products are sold to mass merchants, chain stores, department stores, specialty stores and apparel manufacturers. Six of the largest home fashions customers accounted for approximately 53% of the net sales of our home fashions business during the fiscal year ended December 31, 1998. In 1998, sales to Dayton Hudson Corporation were 13% of our net sales and sales to Kmart Corporation were 11% of our net sales. Although we have no reason to believe that we will lose the business of any of our largest customers, the loss of any of our largest accounts, or a material portion of such an account, would have an adverse effect on our business.


A PORTION OF OUR SALES ARE DERIVED FROM LICENSED DESIGNER BRANDS. THE LOSS OF A SIGNIFICANT LICENSE COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     A portion of our sales are derived from licensed designer brands. The loss of a significant license could have a material adverse effect on our business. The license agreements are generally for a term of two to three years; some of the licenses are automatically renewed for additional periods, assuming that sales thresholds established by each agreement have been met. No single license has accounted for more than 11% of our total sales volume during any of the past five fiscal years.


A SHORTAGE OF THE PRINCIPAL RAW MATERIALS WE USE TO MANUFACTURE OUR PRODUCTS COULD FORCE US TO PAY MORE FOR THOSE MATERIALS AND, POSSIBLY, CAUSE US TO INCREASE OUR PRICES, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     Any shortage in the raw materials we use to manufacture our products could adversely affect our operations. The principal raw materials that we use in the manufacture of our products are cotton of various grades and staple lengths and polyester in staple and filament form. Although we have been able to acquire sufficient quantities of cotton for our operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors, or a significant increase in the price of cotton, could adversely affect our operations. The price of man-made fibers, such as polyester, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing these fibers. Any significant prolonged petrochemical shortages could significantly decrease the availability of man-made fibers and could cause a substantial increase in demand for cotton. This could result in decreased availability of cotton and, possible, increased prices and could adversely affect our operations.


OUR INDUSTRY IS VERY COMPETITIVE AND OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE MARKET.

     The home fashions industry is highly competitive. Our future success will depend on a large extent on our ability to remain the low-cost producer and to remain competitive. We compete with both foreign and domestic companies on the basis of price, quality and customer service, among other factors. In the sheet and towel markets, we compete primarily with Fieldcrest Cannon, Inc., a wholly-owned subsidiary of Pillowtex Corporation, and Springs Industries, Inc. In the other bedding and accessories markets, we compete with many companies, some of which are smaller than us. Our future success depends on our ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. We cannot assure you of our ability to compete effectively in any of these areas. Any failure to compete effectively could adversely affect our sales and, accordingly, our operations.

WE ARE SUBJECT TO VARIOUS FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS AND REGULATIONS. IF WE DO NOT COMPLY WITH THESE REGULATIONS, WE MAY INCUR SIGNIFICANT COSTS IN THE FUTURE TO BECOME COMPLIANT.

     We are subject to various laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, our operations, including potential remediation obligations under those laws and regulations. Our operations are also governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical and ergonomic hazards in the workplace. Although we do not expect that compliance with any of these laws and regulations will adversely affect our operations, we cannot assure you that regulatory requirements will not become more stringent in the future or that we will not incur significant costs to comply with those requirements.


OUR PRINCIPAL STOCKHOLDER HAS THE ABILITY TO EXERT SIGNIFICANT INFLUENCE ON OUR COMPANY AND ON MATTERS SUBJECT TO THE VOTE OF OUR STOCKHOLDERS.

     As of April 30, 1999, Holcombe T. Green, Jr., the Chairman of the Board and Chief Executive Officer, beneficially owned 18,684,277 shares of common stock, constituting approximately 33.4% of the outstanding common stock. These shares included 17,408,306 shares held directly by WPS Investors, L.P., of which HTG Corp., a company owned by Mr. Green, is general partner. As a result of his beneficial ownership of common stock and his positions in our company, Mr. Green will continue to be able to have significant influence on our company and on matters subject to the vote of our stockholders.

     THE MARKET PRICE OF OUR SHARES MAY DECREASE IF A LARGE NUMBER OF SHARES ARE SOLD FOLLOWING THIS OFFERING.


     As of April 30, 1999, we had outstanding 55,683,442 shares of common stock. Of these shares, 38,055,088 shares, including 1,124,667 of the shares offered by this prospectus, will be freely tradeable without restriction under the Securities Act upon completion of the sale of the shares, unless purchased by our "affiliates," as that term is defined in the Securities Act. The remaining 17,628,354 shares of common stock may not be sold unless they are registered under the Securities Act, or unless an exemption from registration, such as Rule 144 under the Securities Act, is available.


     We cannot predict the effect, if any, that market sales of shares or the availability of shares for future sale will have on the market price of shares of common stock from time to time. Sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock. All of the shares of common stock being offered are beneficially owned by the selling stockholders named in this prospectus.

                              SELLING STOCKHOLDERS

     The shares of common stock offered by this prospectus are owned of record, as of the date of this prospectus, by the selling stockholders identified below.

     Mr. McCall and Ms. Dwyer, each a director of WestPoint Stevens Inc., are each registering 20,000 shares of common stock issuable upon the exercise of options granted to each of them outside of WestPoint's non-employee director stock option plan. These shares were not previously registered in connection with any of our stock option plans.


     Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, WPS Investors will transfer 1,124,667 of the shares of common stock offered by this prospectus, other than the shares already owned by Mr. McCall and Ms. Dwyer, to Green Capital IV, L.P., a limited partner of WPS Investors. Green Capital Investors will in turn immediately transfer the shares to the selling stockholders who are limited partners of Green Capital IV. HTG Corp. is the general partner of a limited partnership that is the general partner of Green Capital IV. None of the shares of common stock offered by this prospectus are being sold by, or for the account of, Mr. Green, HTG Corp., Green Capital IV or WPS Investors.


     The following table provides the names of, and the number of shares of common stock being sold by, each selling stockholder as of April 30, 1999. The information excludes all shares of common stock owned by WPS Investors with respect to which the selling stockholders are not considered to have beneficial ownership. Except as described in the table, no selling stockholder beneficially owns any shares of common stock. Since the selling stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered by this prospectus or that will be owned for the direct or indirect account of each selling stockholder upon completion of the offering to which this prospectus relates. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for sale from time to time. See "Plan of Distribution."

                                           APRIL 30, 1999 (1)
                                           ------------------
                                                                      SHARES OF
                                                                     COMMON STOCK
                                      COMMON STOCK    PERCENTAGE      COVERED BY
NAME OF SELLING                       BENEFICIALLY     OF TOTAL          THIS
STOCKHOLDER                               OWNED      VOTING POWER     PROSPECTUS
-----------                               -----      ------------     ----------
Melvin L. Adler (2)............            146,131          *           46,131
J.D. Bryan (2).................            305,872          *          305,872
The Trust for School Reform (2)            305,872          *          305,872
Susan Mathis (2)...............             92,262          *           92,262
M. Katherine Dwyer(3)..........             35,000          *           20,000
Charles W. McCall (4)..........            181,262          *          112,262
O. Miles Pollard (2)...........            142,994          *          142,994
Walton Corporation (2).........            139,274          *          139,274


---------------------
* Less than one percent.

(1) Excludes remaining shares of common stock held by WPS Investors, with respect to which the selling stockholders are not considered to have beneficial ownership.

(2) Each of the selling stockholders listed, other than Ms. Dwyer, is a limited partner of Green Capital IV, L.P.

(3) Ms. Dwyer is a director of WestPoint Stevens Inc. Includes 35,000 shares as to which Ms. Dwyer holds currently exercisable options. The shares being offered for sale under this prospectus relate to shares subject to issuance upon the exercise of options.


(4) Mr. McCall is a director of WestPoint Stevens Inc. Includes 112,262 shares held directly, 4,000 shares held indirectly by nieces and nephews and 65,000 shares as to which Mr. McCall holds currently exercisable options. Mr. McCall disclaims beneficial ownership of the 4,000 shares held by nieces and nephews. The shares being offered for sale under this prospectus relate to shares subject to issuance upon the exercise of options.

                              PLAN OF DISTRIBUTION

     We have been advised that the selling stockholders, including their donees or pledgees, may effect sales of the shares directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares may be sold by one or more of the following methods:

      (1) an underwritten public offering in which one or more underwriters participate;

      (2)   ordinary brokerage transactions;

      (3) purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

      (4)   in "block" sale transactions; and

      (5)   in privately negotiated transactions.

     The shares will be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the shares, or at negotiated prices. At the time that a particular offer is made, a prospectus supplement , if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling stockholder and/or the purchasers of the shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and/or the purchasers of the shares in amounts that be negotiated prior to the time of sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any underwriter, broker-dealer or agent.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

     Under the terms of a Registration Agreement between us and the selling stockholders, we have agreed to indemnify the selling stockholders for certain matters, and they have severally agreed to indemnify us as to the accuracy of some of the information contained in this prospectus.

     When shares are to be sold to underwriters, unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to conditions precedent but the underwriters will be obligated to purchase all of the shares if any are purchased. The shares will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions. These sales can occur either at fixed public offering prices or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time. Those underwriters may be entitled, under agreements with us, to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities.

     Any broker or dealer participating in any distribution of shares of common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the common stock from or through that broker or dealer.

     We will not receive any of the proceeds from the sales of the common stock by the selling stockholders. Green Capital IV has agreed to reimburse us for the costs of registering the shares of common stock under the Securities Act, including the registration fee under the Securities Act, reasonable fees and disbursements of our counsel, accounting fees and printing fees. The selling stockholders will bear all other expenses in connection with this offering, including brokerage commissions.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

================================================================================


         NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                   ---------------

                  TABLE OF CONTENTS

                                                 Page
                                                 ----
Where You Can Find More
    Information....................................2

Incorporation of Certain Documents
    by Reference...................................2

Forward-Looking Statements.........................3

Who We Are.........................................3

Risk Factors.......................................4

Use of Proceeds....................................6

Selling Stockholders...............................7


Plan of Distribution...............................9

Legal Matters.....................................10

Experts...........................................10



================================================================================

================================================================================



                                1,164,667 Shares



                             WESTPOINT STEVENS INC.

                                  Common Stock




                                   PROSPECTUS




                                 ________, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table describes the expenses we expect to incur in connection with the registration of the shares of common stock described in this registration statement. All amounts, except the SEC registration fee, are estimated.

         SEC registration fee.................................    $13,235
         Legal fees and expenses..............................     25,000
         Accounting fees and expenses.........................     20,000
         Miscellaneous........................................      1,765
                                                                  -------
         Total ...............................................    $60,000
                                                                  =======
--------------

     Green Capital, on behalf of the selling stockholders, has agreed to bear all of the costs of registering the shares of common stock under the Securities Act, including the registration fee under the Securities Act, all other registration and filing fees, all fees and disbursements of counsel and accountants we retain and all other expenses incurred by us. These costs, or estimates of these costs, have been stated above. The selling stockholders will bear other costs relating to the registration of the shares of common stock under the Securities Act, including all underwriting discounts and commissions, transfer taxes and all costs of any separate legal counsel or other advisors retained by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (1) Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with that action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

     Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which the action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for his expenses which the Court of Chancery of Delaware or other court shall deem proper.

     To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter in the action, suit or proceeding, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the action, suit or proceedings.

     Any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because that person has met the applicable standard of conduct described above. This determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or

     (2) if the quorum discussed in clause (i) is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) by the stockholders.

     Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by him in any of those capacities, or arising out of his status as director, officer, employee or agent, whether or not the corporation would have the power to indemnify that person.

     (2) By-law Provisions on Indemnity. Article V of our Amended and Restated By-laws, as the same may be amended from time to time, provide the extent to which our directors and officers may be indemnified by us against liabilities which they may incur while serving as a director or officer. Article V generally provides that we shall indemnify our directors and officers who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer or director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in that capacity, against expenses (including attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with the action, provided that the applicable standard of conduct set forth in Section 145 of DGCL was met and, provided further, that the indemnification shall be limited to expenses (including attorneys' fees and disbursements) actually and reasonably incurred in the case of an action or suit by or in the right of our company to procure a judgment in our favor. Subject to the procedures for indemnification of directors and officers set forth in the By-laws, the indemnification of our directors and officers provided for in the By-laws is in all other respects substantially similar to that provided for in
Section 145 of the DGCL. This indemnification shall continue as to a person who has ceased to be our director or officer and shall inure to the benefit of the heirs, executors, and administrators of that person.

     (3) Indemnification Agreements. In addition, each of our directors and the executive officers are entitled to indemnification from us under separate agreements between us and those persons.

     We have in effect insurance policies covering all of our directors and officers in instances where by law they may not be indemnified by us.

     The above discussion of our By-Laws and of the Indemnification Agreements and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by the By-Laws, Indemnification Agreements and the Delaware Code.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company as disclosed above, we have been informed that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

     (a)  Exhibits:


Exhibit
Number                             Description of Exhibit
------                             ----------------------

3.1 Restated Certificate of Incorporation of WestPoint Stevens Inc., as currently in effect, incorporated by reference to Exhibit 3(a) to the Registration Statement on Form S-4 (Commission File No. 333-59817) filed with the Commission on July 24, 1998.

3.2 Amended and Restated By-Laws of WestPoint Stevens Inc., as currently in effect, incorporated by reference to Exhibit 3.4 of the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Commission File No. 33-77726) filed with the Commission on May 19, 1994.


4.1 Form 15 (Commission File No. 0-21496) filed with the Commission on May 25, 1995.

4.2            Form of Registration Agreement.**


5 Opinion of Company Counsel with respect to the legality of the shares.*


23.1           Consent of Ernst & Young LLP, independent auditors.**


23.2 Consent of Company Counsel (included in the opinion filed as Exhibit 5).

24.1 Power of Attorney (included on the signature page to the registration statement).*



--------------------------
*    Previously filed
**  Filed herewith



ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report to
Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 28th day of May 1999.



                                     WESTPOINT STEVENS INC.

                                     By: /s/ Christopher N. Zodrow
                                         --------------------------------------
                                         Name: Christopher N. Zodrow
                                         Title: Vice President and Secretary




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                 Title                             Date
              ---------                                 -----                             ----
                          *              Chairman of the Board and Chief Executive   May 28, 1999
------------------------------------     Officer (Principal Executive Officer)
         Holcombe T. Green, Jr.


                          *              President and Chief Operating Officer       May 28, 1999
------------------------------------
         Thomas J. Ward


                          *              Executive Vice President/Finance and        May 28, 1999
------------------------------------
         Morgan M. Schuessler            Chief Financial Officer (Principal
                                         Financial Officer)




                 Signature                                         Title                              Date
                 ---------                                         -----                              ----


                            *                  Controller (Principal Accounting Officer)          May 28, 1999
---------------------------------------
         J. Nelson Griffith



                             *                 Director                                           May 28, 1999
---------------------------------------
         Hugh M. Chapman



                             *                 Director                                           May 28, 1999
---------------------------------------
         M. Katherine Dwyer



                             *                 Director                                           May 28, 1999
---------------------------------------
         John G. Hudson



                             *                 Director                                           May 28, 1999
---------------------------------------
         Gerald B. Mitchell



                             *                 Director                                           May 28, 1999
---------------------------------------
         John F. Sorte



                             *                 Director                                           May 28, 1999
---------------------------------------
         Charles W. McCall


*  /s/ Christopher N. Zodrow
   ------------------------------------
   Attorney-In-Fact
   Christopher N. Zodrow


                             DESCRIPTION OF EXHIBITS

Exhibit
Number                             Description of Exhibit
------                             ----------------------

3.1 Restated Certificate of Incorporation of WestPoint Stevens Inc., as currently in effect, incorporated by reference to Exhibit 3(a) to the Registration Statement on Form S-4 (Commission File No. 333-59817) filed with the Commission on July 24, 1998.

3.2 Amended and Restated By-Laws of WestPoint Stevens Inc., as currently in effect, incorporated by reference to Exhibit 3.4 of the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Commission File No. 33-77726) filed with the Commission on May 19, 1994.


4.1 Form 15 (Commission File No. 0-21496) filed with the Commission on May 25, 1995.

4.2            Form of Registration Agreement.**


5 Opinion of Company Counsel with respect to the legality of the shares.*


23.1           Consent of Ernst & Young LLP, independent auditors.**


23.2 Consent of Company Counsel (included in the opinion filed as Exhibit 5).

24.1 Power of Attorney (included on the signature page to the registration statement).*



--------------------------
*    Previously filed
**  Filed herewith